                                                                  Exhibit (c)(2)


CIBC                                                     CIBC World Market Corp.
  World Markets                                  425 Lexington Avenue, 6th Floor
                                                   between 43rd and 44th Streets
                                                              New York, NY 10017
                                                              Tel:  212-456-4000
                                                                Fax:  212-5-4013



                              August 23, 1999



Schering Berlin Inc.
340 Changebridge Road
P.O. Box 1000
Montville, NJ 07045-2000

Attention:  Lutz Lingnau
            President & CEO


Gentlemen:

     In connection with your consideration of a possible negotiated transaction with Diatide, Inc. (the "Company"), you have requested, and the Company is prepared to make available to you, certain information concerning its business, operations, assets and liabilities. As a condition to such information being furnished to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or is furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     The term "Evaluation Material" shall be deemed to include any notes, analyses, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by you or your Representatives to the extent that they contain, reflect or are based upon, in whole or in part, any information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by you or your Representatives; (ii) was within your possession prior to it being furnished to you or your Representatives by or on behalf of the Company pursuant hereto, provided that such information is not subject to another confidentiality agreement with or other contractual, legal or fiduciary

Diatide, Inc.
August 23, 1999
Page 2


obligation of confidentiality to the Company or any other party with respect to such information; (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; or (iv) information developed by or for you independently of the Evaluation Material provided by the Company which you can demonstrate with clear and convincing documentation.

     You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Company and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever, provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent; and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction with the Company, who agree to keep such information confidential and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof with respect to confidentiality to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives, and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the existence of this letter agreement, the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), provided that you may make such disclosure if (a) you have received the written opinion of your outside counsel that such disclosure must be made by you in order that you not commit a violation of any law (in which case you agree to give the Company at least 24 hours advance notice of such planned disclosure if such notice is not inconsistent with

Diatide, Inc.
August 23, 1999
Page 3


your obligations or those of your Representatives under such law) or (b) such information becomes known to the public as a result of a disclosure by the Company. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any governmental representative or authority, corporation, company, partnership, joint venture, group, limited liability company, other entity or individual. The Company acknowledges that, subject to its prior written approval, you may contact certain representatives of Nycomed Amersham PLC (collectively with its affiliates "Nycomed") to discuss and evaluate the status of the relationship of the Company and Nycomed prior to the consummation of the transaction being contemplated hereby.

     In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of your outside counsel, legally compelled to disclose Evaluation Material to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal or other entity.

     If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly (and in no event later than five business days after such request) deliver to the Company all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto and you shall

Diatide, Inc.
August 23, 1999
Page 4

not retain any copies, extracts or other reproductions in whole or in part of such material (except that your outside counsel may retain one (1) copy of the Evaluation Material in a sealed file). In the event of such a decision or request, all Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof (including that stored in any computer or similar device) shall be retained and such destruction shall, upon the Company's written request, be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     You understand and acknowledge that neither the Company nor any of its Representatives (including, without limitation, CIBC World Markets ("CIBC")), or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives (including, without limitation, CIBC), or any of their respective directors, officers, stockholders partners, owners, employees, affiliates or agents shall have any liability to you or to take any of your Representatives or any other person relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, whom, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     In addition, you hereby acknowledge that you are aware (and that prior to their receipt of any Evaluation Material your Representatives who are apprised of a possible transaction have been or will be advised) that the United States and other applicable securities laws may prohibit any person who has material, non-public public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Diatide, Inc.
August 23, 1999
Page 5

     You agree that all communications regarding a possible transaction regarding the Company, all requests for additional information, facility tours or management meetings and all discussions or questions regarding procedures with respect to a possible transaction, will be submitted or directed to CIBC or the Company. Without the express prior consent of the Company, you agree that you will not, directly or indirectly, contact or communicate with any officer, employee or agent of the Company.

     In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of one year from the date thereof, neither you nor any of your affiliates will directly or indirectly, (a) solicit for employment or hire any of the employees of the Company or say former employee of the Company whose employment terminated within the two months prior to such solicitation or hiring if you have had contact with such employee or former employee or such employee or former employee became known to you in connection with your consideration of the Evaluation Material and the possible transaction between the Company and you; and (b) solicit for employment any other employee of the Company, except general solicitations not directed at the Company.

     In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two (2) years from the date of this letter agreement, unless such shall have been specifically invited in writing by the Company, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any class of voting securities (or beneficial ownership thereof) or a material portion of assets (outside the normal course of business of the Company, (ii) any tender or exchange offer, merger or other business combination involving the Company;
(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any class

Diatide, Inc.
August 23, 1999
Page 6


of voting securities of the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (d) take any action which could reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing; provided however that, in the event that the Company enters into a final definitive agreement during such two (2) year period with a third party with respect to the sale of the Company through a merger, business combination, recapitalization or similar transaction or the sale of all or substantially all of the assets of the Company, each of the restrictions in clauses (a) through (c) above shall terminate and cease to be in effect upon the execution of such final definitive agreement (although nothing herein shall relieve you of your other obligations under this Agreement, including without limitation your obligations with respect to the Evaluation Material). You also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

     You understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, claims for breach of contract) in connection with any transaction involving the Company unless and until you and the Company shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction, except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time and for any reason or no reason. You further understand

Diatide, Inc.
August 23, 1999
Page 7


that (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a preliminary or definitive agreement without prior notice to you or any other person); (ii) any procedures relating to such process or transaction may be changed at any time without notice to you or any other person and (iii) you shall not have any claims whatsoever against the Company, its Representatives or any of their respective directors, officers, stockholders, owners, partners, employees, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a final definitive agreement with you in accordance with the terms thereof) nor, unless a final definitive agreement is entered into with you, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this letter agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment. For the purposes of this paragraph, the term "definitive agreement" shall not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance by the Company of any offer or bid on your part.

     It is understood and agreed that no failure or delay by the parties hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

     You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and that irreparable damage may result to the Company if information contained therein or derived therefrom is disclosed to any third party except as herein provided or is used for any purpose other than the evaluation of a possible negotiated transaction with the Company. It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that if money damages are not a sufficient remedy the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of

Diatide, Inc.
August 23, 1999
Page 8


this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

     This letter agreement is for the benefit of the Company, its Representatives (including, without limitation, CIBC) and their respective directors, officers, stockholders, partners, owners, employees, affiliates and agents, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof to the extent this application would require the application of the laws of any other jurisdiction. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and the United States of America located in the Commonwealth of Massachusetts for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the Commonwealth of Massachusetts or the United States of America located in the Commonwealth of Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     The rights of the Company under this letter agreement may be assigned in whole or in part to any purchaser of the Company, which purchaser shall be entitled to enforce this agreement to the same extent and in the same manner as the Company is entitled to enforce this agreement. You may not assign your rights or obligation under this agreement to any person or entity without the prior written consent of the Company. Subject to the foregoing, this agreement shall be binding on the respective successors and assigns of the parties hereto.

     The letter agreement contains the entire agreement between you and the Company concerning the subject matter hereof, and no modification of this of this agreement or

Diatide, Inc.
August 23, 1999
Page 9


waiver of the terms and conditions hereof will be binding unless approved in writing by you and the Company.

     For the convenience of the parties, this letter agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

     This agreement supersedes all prior agreements, written or oral, between you and the Company relating to the subject matter of this agreement including but not limited to the "Secrecy Agreement" dated July 2, 1999. In accordance with the terms of this letter agreement, all information furnished to you pursuant to the Secrecy Agreement shall be deemed Evaluation Material hereunder.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.


                                        Very truly yours,

                                        DIATIDE, INC.

                                        As financial advisor to
                                        and on behalf of, Diatide, Inc.

                                        By: /s/ David Buxbaum
                                           ---------------------------
                                           Name:   David Buxbaum
                                           Title:  Executive Director


Accepted and agreed as of the date first written above:



Schering Berlin Inc.

By: /s/
   --------------------
   Name:
   Title: